Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-252235, 333-226906, 333-219055, 333-205153, 333-183483, 333-143786, 333-266780 and 333-273389) on Form S-8 and (No. 333-274328) on Form S-3 of our report dated March 21, 2024, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

New York, New York

March 21, 2024